                                                                      Exhibit 21




                         SUBSIDIARIES OF ALKERMES, INC.

                                                                  State or
                                                 Percentage       Country of
Registrant                                       Ownership        Incorporation
----------                                       ---------        -------------

Alkermes Controlled Therapeutics, Inc.           100              Pennsylvania

Alkermes Controlled Therapeutics Inc. II         100              Pennsylvania

Alkermes Development Corporation II              100              Delaware

Alkermes Europe, Ltd.                            100              United Kingdom

Alkermes Investments, Inc.                       100              Delaware